090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180264725-37
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 06/11/2018 7:49 AM
	Entity Number E0614032010-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GlobalMin Ventures Inc

2. The articles have been amended as follows: (provide article numbers, if available)

Articles 1 and 3 are amended as follows:

1.The name of the corporation is VitaNova Inc

3.(a)The maximum number of shares of all classes which the corporation is authorized to have outstanding is 500,000,000 shares all par value $.0001 per share and shared be comprised of 500,000,000 common stock and no preferred shares. The holders of common stock shall possess all voting rights and shall be entitled to all dividends and to distributions of the assets of the corporation upon dissolution. (b)The outstanding shares of common stock are hereby reclassified and reconstituted such that each 1,000 shares of common stock outstanding shall be and become one new share of common stock provided that (i) each shareholder of record or beneficial stockholder of record shall receive not less than 100 new shares and (i) any fractional shares shall be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 89%

4. Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ____________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.